Exhibit 10.38

TAX SHARING AGREEMENT

TAX SHARING AGREEMENT (the “Agreement”) dated as of May 9,2000 by and among Hallmark Entertainment, Inc., a Delaware corporation (“HEI”), Crown Media, Inc., a Delaware corporation, Crown Media Holdings, Inc., a Delaware corporation (“Newco”), the subsidiaries of Newco that are signatories hereto, the other members of the Newco Group (as defined below) and any entities which become parties hereto pursuant to Section 20 hereof (the “Parties”; each, a “Party”).

WHEREAS, Newco and certain of its Subsidiaries may be included in the filing of consolidated, combined or unitary income or franchise Tax Returns that also include members of the Hallmark Group (as defined below);

WHEREAS, the Newco Group and the Hallmark Group wish to allocate and settle amongst themselves in an equitable manner the Tax liability in connection with such consolidated, combined or unitary income or franchise Tax Returns; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.             Definitions.  For purposes of this Agreement, the following terms shall be defined as follows:

(a)                                 “Affiliated Group”  shall mean any affiliated, combined, consolidated or unitary group for state, local or foreign Tax purposes that files Joint Returns.

(b)                                 “After-Acquired Subsidiary”  shall mean any Subsidiary of Newco acquired after the Contribution Agreement Closing Date and not as part of the transactions contemplated by the Contribution Agreement.

(c)                                  “Contribution Agreement”  shall mean the Contribution Agreement by and among HEI, Crown Media, Inc., Liberty Media Corporation, Vision Group Incorporated, VISN Management Corp., National Interfaith Cable Coalition, Inc., Chase Equity Associates, L.L.C., and Newco, dated as of January 27, 2000.

(d)                                 “Contribution Agreement Closing Date”  shall mean the “Closing Date” as defined in the Contribution Agreement.

(e)                                  “Final Determination”  shall mean a closing agreement with the Internal Revenue Service or the relevant state, local of foreign Taxing authorities, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a determination under Section 1313(a) (4) of the Internal Revenue Code, a claim for refund of Taxes which has been allowed, a Tax deficiency notice with respect to which the period for filing ‘a petition with the Tax Court or the relevant state, local or foreign tribunal has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(f)                                   “Governmental Authority”  shall have the meaning set forth in the definition of “Tax”.

(g)                                  “Group”  shall mean either the Hallmark Group or the Newco Group.

(h)                                 “Hallmark”  shall mean Hallmark Cards, Incorporated, a Missouri corporation.

(i)                                     “Hallmark Group”  shall mean Hallmark and each of the other Legal Entities that is or was at any time owned directly or indirectly by Hallmark, other than any member of the Newco Group.

(j)                                    “Hallmark Indemnitees”  shall have the meaning set forth in Section 7.

(k)                                 “Joint Return”  shall mean any Tax Return that includes at least two Legal Entities, of which one Legal Entity is a member of one Group and the other Legal Entity is a member of the other Group.

(l)                                     “Legal Entity”  shall mean a corporation, partnership, limited liability company or other legal entity under the corporation, partnership, limited liability company or other organizational laws of a state or other jurisdiction.

(m)                             “Losses”  shall mean costs, expenses, fees, liabilities, obligations and losses.

(n)                                 “Newco Group”  shall mean (i) Newco and (ii) each other Legal Entity that is or was at any time owned, directly or indirectly, by Newco or any of its Subsidiaries (in the case of (ii), other than (a) a Legal Entity that was never owned, directly or indirectly, by Newco or any of its Subsidiaries on or after the Contribution Agreement Closing Date and (b) for taxable periods (or portions thereof) beginning after the date that a Legal Entity is transferred by Newco or any of its Subsidiaries to a member of the Hallmark Group, the transferred Legal Entity).

(o)                                 “Newco Indemnitees”  shall have the meaning set forth in Section 7.

(p)                                 “Party” and “Parties”  shall have the meanings set forth in the recitals hereto.

(q)                                 “Person”  means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

(r)                                    “Post-Closing Period”  shall mean a taxable period beginning after the Contribution Agreement Closing Date and the portion, beginning after and excluding the Contribution Agreement Closing Date, of any taxable period which includes but does not end on the Contribution Agreement Closing Date.

(s)                                   “Separate Return”  shall mean any Tax Return that is not a Joint Return.

(t)                                    “Subsidiary”  means, as to any Person, any other Person of which at least (i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first Person.

(u)                                 “Tax”  shall mean any tax, fee, levy or other like governmental assessment or charge of any kind whatsoever, wherever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other governmental body (a “Governmental Authority”), and, without limiting the generality of the foregoing, shall include income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty, together with any related interest, penalties and additions imposed by any Governmental Authority.

(v)                                 “Tax Item”  shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

(w)                               “Tax Proceeding”  shall mean any Tax audit, examination, controversy or litigation by, with or against any Governmental Authority.

(x)                                 “Tax Return”  shall mean any Tax report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority, including an information return, claim for refund, amended return or declaration or estimated tax return.

2.                                      Filing of Joint Returns.  HEI (and each member of the Hallmark Group) may file any combined, consolidated or unitary state, local or foreign income Tax Returns as HEI (or such member of the Hallmark Group) determines appropriate; provided, however, that for Post-Closing Periods, a member of the Newco Group shall join in the filing of such Tax Return only if (i) HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of the relevant Affiliated Group) reasonably determines that (A) including such member of the Newco Group in the filing of such Tax Return is required under applicable law or (B) including such member of the Newco Group in the filing of such Tax Return will not increase the aggregate Tax liability of the Newco Group (taking into account the effect of this Agreement) or (ii) Newco consents to such member joining in such filing. HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of the relevant Affiliated Group) and the Newco Group shall execute and file such consents, elections and other documents that HEI (or such other member) determines may be required, desirable or appropriate for the proper filing of such Joint Returns. HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of an Affiliated Group)

shall determine whether any Joint Return shall be filed and the entities to be included in a Joint Return, make or revoke any Tax elections, adopt or change any accounting methods and determine any other positions taken on or in respect of any Joint Return; provided, however, that, for Post-Closing Periods, to the extent such filing, election, revocation, adoption, change or determination, as the case may be, is reasonably expected to affect the Newco Group, such filing, election, revocation, adoption, change or determination shall be made only if (i) HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of the relevant Affiliated Group) reasonably determines that (A) such filing, election, revocation, adoption, change or determination is required under applicable law or (B) such filing, election, revocation, adoption, change or determination will not increase the aggregate Tax liability of the Newco Group (taking into account the effect of this Agreement) or (ii) Newco consents to such filing, election, revocation, adoption, change or determination. HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of an Affiliated Group) shall timely pay, or cause to be paid, the amount of Tax shown as due on any Joint Return.

3.                                      Tax Sharing Payments.  For each Post-Closing Period in which any member of an Affiliated Group files a Joint Return, Newco shall (i) make Tax sharing payments to HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of the Affiliated Group) equal to the Taxes that the Newco Group Legal Entities included in the Joint Return would have been required to pay if they filed a Separate Return with respect to the type of Tax and the jurisdiction of the Joint Return for such Post-Closing Period and (ii) be entitled to Tax sharing payments from HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of the Affiliated Group) equal to the Tax refunds to which the Newco Group Legal Entities included in the Joint Return would have been entitled if they had filed a Separate Return with respect to the type of Tax and the jurisdiction of the Joint Return for such Post- Closing Period. The Separate Return Tax payments and refunds of such Newco Group Legal Entities shall be based on such Legal Entities’ income, gain, loss, deduction and credit for taxable periods (or portions thereof) beginning on or after the day following the Contribution Agreement Closing Date (or, in the case of an After-Acquired Subsidiary, the day following the date such Subsidiary is acquired), and (except in the case of an After-Acquired

Subsidiary) such payments and refunds shall be calculated without regard to any carryforward of loss, deduction or credit from a Pre-Closing Period or utilization of loss, deduction or credit arising in a Pre-Closing Period. The Newco Group shall not be entitled to any payment under this Section 3 (nor shall any payment by Newco under this Section 3 be reduced) to take account of any refund or credit of Taxes for any taxable period (or portion thereof) ending on or prior to the Contribution Agreement Closing Date arising from any Joint Return or to which the Newco Group would have been entitled if it had filed a Separate Return. The Newco Group shall not be required to make any payment under this Section 3 for any Taxes for any taxable period (or portion thereof) ending on or prior to the Contribution Agreement Closing Date arising from any Joint Return. The Hallmark Group and the Newco Group shall make any Tax sharing payments required pursuant to this Section 3 no later than two business days prior to the due date (including extensions) of any Joint Return of the Affiliated Group.

4.                                      Subsidiary Payments.  Each of the Subsidiaries of Newco agrees to pay to Newco or, at Newco’s discretion, to HEI (or such other member of the Hallmark Group as is the common parent or comparable entity of the Affiliated Group), its share of each of the payments for which Newco is responsible hereunder no later than one business day prior to the date upon which the relevant payment by Newco is required to be made hereunder.

5.                                      Adjustments.  In the event of any redetermination of the consolidated, combined or unitary income or franchise Tax liability of the Affiliated Group as the result of a Tax Proceeding, a claim for refund (including a refund resulting from a carryback) or otherwise, the amounts required to be paid pursuant to Section 3 for such taxable period and any prior and subsequent taxable periods shall be recomputed to take into account such redetermination, and payments pursuant to Section 3 hereof shall be appropriately adjusted. Any payment by HEI, Newco, the Hallmark Group, or the Newco Group required by such adjustment shall be paid within fifteen days after the date of a Final Determination with respect to such redetermination.

6.                                      Separate Returns.  Any Separate Return that includes only a member or members of the Newco Group and any Taxes with respect to such Separate Return shall be the responsibility of the Newco Group. If, pursuant to Section 2, HEI determines to include (or not include) a member of the Newco Group in a Joint Return for a taxable period, then Newco shall not, and shall cause such member not to, take a position on a Tax Return or otherwise that is contrary to such determination to include (or not include) such member.

7.                                      Indemnification.  From and after the Contribution Agreement Closing Date: (a) HEI shall indemnify and hold harmless each Legal Entity that is a member of the Newco Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the “Newco Indemnitees”) from and against (i) any Joint Return Taxes to the extent the Hallmark Group is required to make a payment hereunder to the Newco Group in respect of such Taxes, (ii) any Separate Return Taxes of a member or members of the Hallmark Group, (iii) any Taxes imposed without the filing of any Tax Return, to the extent such Taxes are the responsibility of, and measured by reference to, a member or members of the Hallmark Group and (iv) any Losses incurred by any Newco Indemnitee by reason of a breach by any member of the Hallmark Group of its obligations or covenants hereunder (including the obligation to pay, or cause to be paid, subject to any applicable right of reimbursement, to the relevant Governmental Authority amounts shown as due on any Joint Return); and

(b) Each Legal Entity that is a member of the Newco Group shall indemnify and hold harmless each Legal Entity that is a member of the Hallmark Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the “Hallmark Indemnitees”) from and against (i) any Joint Return Taxes to the extent the Newco Group is required to make payment hereunder to the Hallmark Group in respect of such Taxes, (ii) any Separate Return Taxes of a member or members of the Newco Group, (iii) any Taxes imposed without the filing of any Tax Return, to the extent such Taxes are the responsibility of, and measured by reference to, a member or members of the Newco Group and (iv) any Losses incurred by any Hallmark Indemnitee by reason of a breach by any member of the Newco Group of its obligations or covenants hereunder.

8.                                      Contests.  HEI (or such other member of the Hallmark Group as HEI shall designate) shall have the right to control in all respects all Tax Proceedings with respect to any Joint Return; provided, however, that, with respect to taxable periods ending after the Contribution Agreement Closing Date, (A) Newco shall be entitled to participate in any such Tax Proceeding at its expense to the extent relating solely to the Tax liabilities of the Newco Group (including the

Newco Group’s obligation to make payments pursuant to this Agreement), (B) HEI (or such other member) shall keep Newco updated and informed, and shall consult with Newco, with respect to any Tax Item of the Newco Group that is a subject of such Tax Proceeding, and (C) HEI (or such other member) shall not enter into any settlement of any Tax Proceeding with respect to any Tax Item of the Newco Group without Newco’s prior written consent, which shall not be unreasonably withheld.

9.                                      Appointment of HEI as Agent.  Newco and each of the Subsidiaries in the Newco Group hereby appoint HEI (and any other member of the Hallmark Group as HEI may designate) as their agent for the purpose of filing any Joint Return and making any election or application or taking any action in connection with any such Joint Return on behalf of Newco and each Subsidiary in the Newco Group. Newco and each of the Subsidiaries in the Newco Group hereby consent to the filing of such Joint Returns and to the making of such elections and applications.

10.                               Cooperation.  The Parties shall cooperate with one another in all matters relating to the Taxes covered in this Agreement. The Newco Group will provide the Hallmark Group with such cooperation and information as is necessary in order to enable the Hallmark Group to satisfy its Tax requirements. Such cooperation and information by the members of the Newco Group shall include making their respective knowledgeable employees available during normal business hours, providing the information relating to the Tax Items of the Newco Group that is necessary or reasonably useful for HEI (or any other member of the Hallmark Group) to satisfy its obligations with respect to any Tax Return or to make any calculations or determinations in connection with this Agreement, maintaining such books and records and providing such information as may be necessary or useful in the filing of Joint Returns, and executing any documents and taking any actions which the Hallmark Group may reasonably request in connection therewith. HEI shall provide Newco, upon request, with copies of relevant parts of any Joint Returns, not later than five business days prior to the date such Joint Returns are filed and with copies of relevant parts of schedules and workpapers used to prepare such Joint Returns and to determine payments pursuant to this Agreement. Notwithstanding any other provision, none of Newco, the Newco Group or any other Person (other than the members of the Hallmark Group) shall have any right to receive or obtain any information relating to, or have any rights with respect to, any consolidated, combined or unitary Taxes of HEI, Hallmark, the Hallmark Group or any member of the Hallmark Group, other than information and rights relating solely to Tax Items of Newco, the Newco Group or a member of the Newco Group.

11.                               Confidentiality.  Any information obtained by any Party under this Agreement shall be kept confidential, except as may be necessary in connection with the filing of Tax Returns or claims for refund or in connection with an audit, dispute, proceeding, suit or action concerning any of the matters addressed in this Agreement, or unless a Party is compelled to disclose information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law. This Section 11 shall not prevent the sharing of information by the Parties with their respective legal advisors or accountants.

12.                               Calculation of Tax Sharing Payments and Disputes.  Each calculation of Tax sharing payments pursuant to this Agreement shall be made in good faith. If the Hallmark Group or the Newco Group disputes the administration or interpretation of, or calculation of Tax sharing payments pursuant to, this Agreement with respect to any taxable period covered by this Agreement (hereinafter, for purposes of this Section 12, a “Disputing Party”), it shall within the later of (i) one year following the close of such taxable year, or (ii) in the event of any adjustment to Tax liability described in Section 5 of this Agreement, within three months of receiving written notice of such adjustment, give written notice to the other Group, specifying the reason for such dispute. Failure by the Hallmark Group or the Newco Group to so notify shall constitute acceptance and approval of the application of the Agreement to such Group for such taxable year. In the event of any such dispute between the Hallmark Group and the Newco Group with respect to the operation or interpretation of this Agreement, HEI and Newco shall in good faith confer with each other to resolve amicably the dispute. If, after a period of sixty (60) days following the date on which the Disputing Party gave notice of any such dispute, as set forth above, such dispute cannot be resolved in good faith by such Parties, it shall be resolved by an independent certified public accounting firm or law firm that is mutually reasonably satisfactory to HEI and Newco in a manner that best conforms with the intent of the Parties reflected in this Agreement. The judgment of the independent public accounting firm shall be (i) based solely on the terms of this Agreement and on presentations made by the Parties in dispute, (ii) made within thirty (30) days following the date on which the dispute is submitted, (iii) set forth in a written statement delivered to the Parties in dispute and (iv) conclusive and binding upon the Parties, in the absence of mathematical error. All costs, fees and expenses of the independent certified public accounting firm or law firm that are attributable to services rendered under this Section 12 shall be borne half by the Hallmark Group and half by the Newco Group.

13.                               Binding Effect; Successors and Assigns.  This Agreement shall be binding upon HEI, Newco, each Subsidiary that is a signatory hereto, each other member of the Newco Group and the Subsidiaries that become Parties hereto pursuant to Section 20 hereof. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the Parties hereto (including, without limitation, any Subsidiary that becomes a Party hereto pursuant to Section 20). HEI, Newco and each other Party hereto may not assign any of the rights or obligations under this Agreement without the prior written consent of all other Parties.

14.                               Party Leaving the Affiliated Group.  (a) Any Party which ceases to be a member of an Affiliated Group shall be bound by this Agreement for all taxable periods during which such Party was a member of the Affiliated Group and this

Agreement was in effect. (b) Without duplication of any amounts otherwise payable under this Agreement, if each member of the Newco Group ceases to be a member of an Affiliated Group on a date (the “Departure Date”) and, in connection with the filing after the Departure Date by the Newco Group (or a member thereof) of a Separate Return in a jurisdiction for a taxable period (or portion thereof) ending after the Departure Date, the Newco Group would have been entitled to utilize all or a portion of the Cumulative Loss (as defined below), if any, on such Separate Return but for the utilization on a Joint Return of the Cumulative Loss (or portion thereof), then HEI shall pay Newco (within five days after the filing of such Tax Return or, if later, within five days after notice from Newco to HEI that such Tax Return has been filed) the Tax refund (or reduction in Tax liability) to which the Newco Group would have been entitled but for the utilization of the Cumulative Loss (or portion thereof) on the Joint Return; provided, however, that if an adjustment reverses all or any portion of the amount used to determine the payment under this Section 14(b), then an appropriate adjusting payment shall be made. “Cumulative Loss” shall mean the unexpired net operating loss, as of the Departure Date, of the Newco Group Legal Entities included in Joint Returns (such net operating loss to be computed in the manner set forth in Section 3, as if the Newco Group Legal Entities included in Joint Returns had filed Separate Returns with respect to Post-Closing Periods). Except as otherwise set forth above in this Section 14(b), the amounts determined under this Section 14(b) shall disregard any change (other than a change required by law) after the Departure Date in Tax elections, Tax practices, Tax accounting methods and Tax positions of the Newco Group that accelerate the recognition of Newco Group’s income or gain (or decelerate recognition of its losses, deductions or credits).

15.                               Interpretation.  This Agreement is intended to calculate and allocate certain federal, state, local and foreign Tax liabilities of the members of the Affiliated Group, the Hallmark Group and the Newco Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated herein or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

16.                               Legal and Accounting Fees.  Unless otherwise specified herein, any fees or expenses for legal, accounting or other professional services rendered in connection with the preparation of a Joint Return or the conduct of any Tax Proceeding shall be allocated between HEI and Newco in a manner resulting in HEI and Newco, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups.

17.                               Effect of the Agreement.  This Agreement shall determine the liability of HEI, Newco and the members of their respective Groups to each other as to the matters provided for herein, whether or not such determination is effective for purposes of federal, state, local or foreign Tax laws, or for financial reporting purposes or for any other purposes.

18.                               Entire Agreement.  This Agreement (together with the Contribution Agreement) embodies the entire understanding among the Parties relating to its subject matter. Any and all prior correspondence, conversation and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any Party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the Parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the Party sought to be bound.

19.                               Notices.  Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

If to HEI or any member of the Hallmark Group:

Richard B. Chalker

Division Vice President - Tax & Customs

Hallmark Cards, Incorporated

2501 McGee

PO Box 419480

MD #330

Kansas City, MO 64141-6480

Copy to:

Judith C. Whittaker

[Vice President & General Counsel]

Hallmark Cards, Incorporated

2501 McGee

Kansas City, MO 64108

If to Newco or any member of the Newco Group:

or to any other address as HEI or Newco shall furnish in writing to one another. All such notices and communications shall be effective when received.

20.                               New Members.  Each of the Parties to this Agreement recognizes that from time to time, new Subsidiaries of Newco may be added to the Newco Group. Each of the Parties agrees that any new Subsidiary of Newco shall, without the express written consent of the other Parties, become a Party to this Agreement.

21.                               Nature of Obligations.  Each of HEI and Newco acknowledges and agrees that its respective obligations under this Agreement shall not be affected by any impossibility, impracticability, frustration of purpose, force majeure, act of government, bankruptcy or insolvency of any Party to this Agreement, failure or refusal of any Party to this Agreement to perform its obligations hereunder, dispute, setoff or counterclaim, change in amount, composition or terms of the assets, liabilities or equity of HEI or Newco or any other Party to this Agreement, or any other defense or right which HEI or Newco has or may have that might have the effect of releasing HEI or Newco, as the case may be, from such obligations.

22.                               Title and Headings.  Titles and headings of sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

23.                               Legal Enforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any Party hereto, each Party hereto acknowledges that damages would be an inadequate remedy for breach of the provisions of this Agreement and agrees that the obligations of the Parties hereunder shall be specifically enforceable.

24.                               Amendment.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

25.                               Termination.  This Agreement shall terminate upon written consent of both HEI and Newco. Notwithstanding such termination, this Agreement shall remain in force with respect to any payment or refund due for any taxable period prior to termination during which this Agreement was in effect.

26.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as distinguished from the conflict of laws provisions) of the State of Delaware.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

HALLMARK ENTERTAINMENT, INC.
By:
Name:
Title:

CROWN MEDIA, INC.
By:
Name:
Title:

CROWN MEDIA HOLDINGS, INC., for itself and for each member of the Newco Group
By:
Name:
Title: